Exhibit 99.1

EnerSys Announces Sale of 2,845,869 Shares of Common Stock by Certain Stockholders

Reading, PA, USA, February 15, 2011 – EnerSys (NYSE: ENS) announced today that certain of its stockholders, which are affiliates of Metalmark Capital LLC, have agreed to sell 2,845,869 shares of its common stock to Goldman, Sachs & Co. All net proceeds from the sale of the common stock will be received by the selling stockholders. EnerSys will not receive any of the proceeds.

The shares are being sold in an at-the-market offering pursuant to an effective shelf registration statement.

This press release shall not constitute an offer to sell, nor the solicitation of an offer to buy, EnerSys’ common stock or any other securities, nor shall there be any sale of securities mentioned in this press release in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

A copy of the prospectus supplement and the accompanying prospectus relating to these securities may be obtained, when available, from Goldman, Sachs & Co., Attention: Prospectus Department, 200 West Street, New York, New York 10282, telephone: (866) 471–2526, facsimile: (212) 902–9316 or by emailing prospectus–ny@ny.email.gs.com.

About EnerSys: EnerSys, the world leader in stored energy solutions for industrial applications, manufactures and distributes reserve power and motive power batteries, chargers, power equipment, and battery accessories to customers worldwide. Motive power batteries are utilized in electric fork trucks and other commercial electric powered vehicles. Reserve power batteries are used in the telecommunications and utility industries, uninterruptible power supplies, and numerous applications requiring standby power. The Company also provides aftermarket and customer support services to its customers from over 100 countries through its sales and manufacturing locations around the world.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on management’s current expectations and are subject to uncertainties and changes in circumstances, including the sale by the selling stockholders in the proposed offering. There can be no assurances that the proposed offering will be consummated. The Company’s actual results may differ materially from the forward-looking statements for a number of reasons. For a list of the factors, which could affect the Company’s results, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” including “Forward-Looking Statements,” set forth in each of the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended July 4, 2010, October 3, 2010 and January 2, 2011, which were filed with the U.S. Securities and Exchange Commission. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

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